UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8 REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ENERGY FUELS INC.
(Exact name of registrant as specified in its charter)

Ontario	98-1067994
(State or other jurisdiction of	(I.R.S. Employer Identification No.)
incorporation or organization)

225 Union Blvd., Suite 600
Lakewood, CO 80228
(Address of principal executive offices)

ENERGY FUELS INC. 2015 OMNIBUS EQUITY INCENTIVE COMPENSATION PLAN
THE URANERZ ENERGY CORPORATION 2005 NONQUALIFIED STOCK OPTION PLAN
(as amended on June 15, 2011)
(Full titles of plan)

Energy Fuels Resources (USA) Inc.
225 Union Blvd., Suite 600
Lakewood, CO 80228
(Name and address of agent for service)

(303) 389-4130
(Telephone number, including area code, of agent for service)

Copies to:
Richard Raymer
Dorsey & Whitney LLP
Brookfield Place
161 Bay Street, Suite 4310
Toronto, Ontario Canada M5J 2S1

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, or a non-accelerated filer. See definition of “Accelerated filer and large accelerated filer” in Rule 12b-2 of the Exchange Act (Check one):

Large Accelerated Filer [ ]	Accelerated Filer [X]	Non-Accelerated Filer [ ]	Smaller Reporting Company [ ]

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common shares issuable under the Energy Fuels Inc. 2015 Omnibus Equity Incentive Compensation Plan	4,504,598 (1)	$4.34 (2)	$19,549,956	$2,272
Common shares issuable under the Uranerz Energy Corporation 2005 Nonqualified Stock Option Plan, as amended	2,040,448 (3)	$4.34 (2)	$8,855,545	$1,030
TOTAL	6,545,046	--	$28,405,501	$3,302

(1)

Represents the maximum number of common shares (the “Common Shares”) of Energy Fuels Inc. (the “Registrant” or “Energy Fuels”) issuable upon exercise or redemption of awards under the Energy Fuels Inc. 2015 Omnibus Equity Incentive Compensation Plan (the “2015 Plan”).

(2)

The proposed maximum offering price per share and the registration fee were calculated in accordance with Rule 457(c) and (h) based on the average high and low prices for the Common Shares on June 18, 2015, as quoted on the NYSE MKT.

(3)

Effective June 18, 2015, the Registrant acquired all of the issued and outstanding shares of common stock of Uranerz Energy Corporation (“Uranerz”) through a transaction pursuant to which EFR Nevada Corp. (“Merger Sub”), an indirect wholly owned subsidiary of the Registrant merged with Uranerz and Uranerz survived as a wholly-owned indirect subsidiary of the Registrant (the “Transaction”). Pursuant to the Agreement and Plan of Merger, as amended, entered into among the Registrant, Uranerz and Merger Sub, each outstanding and unexpired and unexercised option to purchase shares of Uranerz common stock granted under the Uranerz 2005 Nonqualified Stock Option Plan, as amended (the “Uranerz Plan”), was automatically converted into an option to purchase a number of the Common Shares (rounded down to the nearest whole number of Common Shares) equal to the product of (x) the aggregate number of shares of Uranerz common stock purchasable pursuant to the Uranerz Plan immediately prior to the effective time of the Transaction (the “Effective Time”) multiplied by (y) 0.255 (the “Exchange Ratio”) at a price per Common Share equal to the exercise price per share of Uranerz common stock specified in the Uranerz Plan divided by the Exchange Ratio (such price rounded up to the nearest whole cent).

EXPLANATORY NOTE

Pursuant to the Agreement and Plan of Merger, as amended, each outstanding and unexpired and unexercised option to purchase shares of Uranerz common stock granted under the Uranerz Plan, was automatically converted into an option to purchase a number of the Common Shares (rounded down to the nearest whole number of Common Shares) equal to the product of (x) the aggregate number of shares of Uranerz common stock purchasable pursuant to the Uranerz Plan immediately prior to the Effective Time multiplied by (y) 0.255 (the Exchange Ratio) at a price per Common Share equal to the exercise price per share of Uranerz common stock specified in the Uranerz Plan divided by the Exchange Ratio (such price rounded up to the nearest whole cent). Such converted options shall otherwise be subject to the same terms and conditions, including vesting and expiry date, as the Uranerz Plan. Energy Fuels will assume all obligations under the Uranerz Plan as at the Effective Time and from and after the Effective Time, and Energy Fuels will comply with all of the terms and conditions of the converted options, including the obligation to issue Common Shares contemplated thereby upon the exercise thereof. For purposes of vesting conditions, the date of grant of the converted option shall be deemed to be the date on which the corresponding Uranerz stock option was granted.

Uranerz stock options held by independent directors of Uranerz , who are not officers or directors of Energy Fuels on closing of the Transaction, expire on the earlier of (i) the current expiry date of such Uranerz stock options (exclusive of the operation of the early termination provisions of such Uranerz stock options) or (ii) six months after the closing date of the Transaction. No additional options will be granted under the Uranerz Plan.

This Registration Statement on Form S-8 is also being filed for the purpose of registering the Common Shares issuable pursuant to the exercise or redemption of awards under the 2015 Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

Item 1.	Plan Information.

Information required by Part I to be contained in the Section 10(a) prospectus is omitted from the Registration Statement in accordance with Rule 428 under the Act and Note 1 to Part I of Form S-8.

Item 2.	Registrant Information and Employee Plan Annual Information.

Information required by Part I to be contained in the Section 10(a) prospectus is omitted from the Registration Statement in accordance with Rule 428 under the Act and Note 1 to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation Of Documents By Reference.

The following documents which have been and will in the future be filed by the Registrant with the United States Securities and Exchange Commission (the “SEC”) are incorporated in this Registration Statement by reference:

(a)	Our Annual Report on Form 40-F for the year ended December 31, 2014, filed with the SEC on March 20, 2015;

(b)	All other reports filed by the Registrant under Section 13(a) or 15(d) of the Securities Exchange Act of 1934 since December 31, 2014.

(c)

The description of the Common Shares contained in our Registration Statement on Form 40-F, as filed with the SEC on November 11, 2013, including any amendment or report filed for the purpose of amending such description.

In addition, all reports and documents filed by us under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities being offered have been sold or which deregisters all securities then remaining unsold, and any Form 6-K furnished by us during such period or portions thereof that are identified in such Form 6-K as being incorporated by reference into this Registration Statement, shall be deemed to be incorporated by reference in and to be part of this Registration Statement from the date of filing of each such document.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

None.

Item 6.	Indemnification of Directors and Officers.

Under the Business Corporation Act (Ontario), the Registrant may indemnify a director or officer, a former director or officer or another individual who acts or acted at the Registrant’s request as a director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with the Registrant or other entity on condition that (i) the individual acted honestly and in good faith with a view to the best interests of the Registrant or, as the case may be, to the best interests of the other entity for which the individual acted as a director or officer or in a similar capacity at the Registrant’s request, and (ii) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that his conduct was lawful. Further, the Registrant may, with court approval, indemnify a person described above in respect of an action by or on behalf of the Registrant or other entity to obtain a judgment in its favor, to which the individual is made a party because of the individual’s association with the Registrant or other entity, against all costs, charges and expenses reasonably incurred by the individual in connection with such action if the individual fulfills conditions (i) and (ii) above. An individual as described above is entitled to indemnification from the Registrant as a matter of right if the individual was not judged by a court or other competent authority to have committed any fault or omitted to do anything the individual ought to have done, and he fulfills conditions (i) and (ii) above.

In accordance with the Business Corporation Act (Ontario), the by-laws of the Registrant provide that the Registrant shall indemnify a director or officer, a former director or officer, or a person who acts or acted at the Registrant's request as a director or officer, or an individual acting in a similar capacity, of another entity, and such person's heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with the Registrant or other entity, provided that (i) (a) the individual acted honestly and in good faith with a view to the best interests of the Registrant or, as the case may be, to the best interest of the other entity for which the individual acted as a director or officer or in a similar capacity at the Registrant’s request; and (ii) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the person had reasonable grounds for believing that the individual's conduct was lawful.

A policy of directors' and officers' liability insurance is maintained by the Registrant which insures directors and officers for losses as a result of claims against the directors and officers of the Registrant in their capacity as directors and officers and also reimburses the Registrant for payments made pursuant to the indemnity provisions under the by-laws of the Registrant and the Business Corporation Act (Ontario).

Insofar as indemnification for liabilities arising under the U.S. Securities Act, may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the U.S. Securities Act, and is therefore unenforceable.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

A list of exhibits included as part of this registration statement is set forth in the Exhibit Index to this Registration Statement.

Item 9.	Undertakings

(a)     The Registrant hereby undertakes:

(1)     To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)      To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)     To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

(iii)    To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference into this Registration Statement.

(2)    That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)     To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)    The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in such Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

EXHIBITS

Number	Exhibit

4.1	Energy Fuels Inc. 2015 Omnibus Equity Incentive Compensation Plan
4.2	Uranerz Energy Corporation 2005 Nonqualified Stock Option Plan, as amended
5.1	Opinion of Borden Ladner Gervais
23.1	Consent of Borden Ladner Gervais (included in Exhibit 5.1)
23.2	Consent of KPMG LLP, Independent Registered Public Accountants
23.3	Consent of Roscoe Postle Associates
23.4	Consent of Chlumsky, Armbrust & Meyer LLC
23.5	Consent of Richard L. Nielsen
23.6	Consent of Terence P. McNulty
23.7	Consent of Mine Development Associates
23.8	Consent of Richard White
23.9	Consent of William E. Roscoe
23.10	Consent of Douglas H. Underhill
23.11	Consent of Thomas C. Pool
23.12	Consent of David A. Ross
23.13	Consent of Christopher Moreton
23.14	Consent of Douglas C. Peters
23.15	Consent of Peters Geosciences
23.16	Consent of BRS Engineering
23.17	Consent of Douglas L. Beahm
23.18	Consent of SRK Consulting (U.S.) Inc.
23.19	Consent of Alinco GeoServices, Inc.
23.20	Consent of M. Hassan Alief
23.21	Consent of Stuart E. Collins
23.22	Consent of Barton G. Stone
23.23	Consent of Mark B. Mathisen
23.24	Consent of Robert Michaud
23.25	Consent of Harold Roberts
23.26	Consent of Matthew P. Reilly
23.27	Consent of Stephen P. Antony
23.28	Consent of Robert L. Sandefur
23.29	Consent of Paul Tietz
23.30	Consent of Neil Prenn
23.31	Consent of Frank A. Daviess
23.32	Consent of Allan Moran
23.33	Consent of Manning Elliott, Independent Registered Public Accountants
23.34	Consent of Paul Goranson
23.35	Consent of Don R. Woody
23.36	Consent of Douglass Graves
23.37	Consent of Bruce Larson
23.38	Consent of Roth Capital Partners LLC
24.1	Power of Attorney (See Signature Pages)

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lakewood, State of Colorado, United States of America on June 23, 2015.

ENERGY FUELS INC.

/s/ Stephen P. Antony
Name:	Stephen P. Antony
Title:	Chief Executive Officer and Director
(Principal Executive Officer)

/s/ Daniel G. Zang
Name:	Daniel G. Zang
Title:	Chief Financial Officer
(Principal Financial and Accounting Officer)

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Stephen P. Antony and Daniel G. Zang as his attorney-in-fact, with the power of substitution, for them in any and all capacities, to sign any amendments to this registration statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact, or their substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Stephen P. Antony	Chief Executive Officer and Director	June 23, 2015
Stephen P. Antony

/s/ Daniel G. Zang	Chief Financial Officer	June 23, 2015
Daniel G. Zang	(Principal Financial and Accounting Officer)

/s/ J. Birls Bovaird	Non-Executive Chairman of the Board,	June 23, 2015
J. Birks Bovaird	Director

/s/ Paul A. Carroll	Director	June 23, 2015
Paul A. Carroll

/s/ Glenn Catchpole	Director	June 23, 2015
Glenn Catchpole

/s/ Bruce D. Hansen	Director	June 23, 2015
Bruce D. Hansen

/s/ Ron F. Hochstein	Director	June 23, 2015
Ron F. Hochstein

/s/ Joo Soo Park	Director	June 23, 2015
Joo Soo Park

/s/ Dennis Higgs	Director	June 23, 2015
Dennis Higgs

AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

/s/ David C. Frydenlund	Authorized Representative	June 23, 2015
David C. Frydenlund	in the United States

EXHIBIT INDEX

Number	Exhibit

4.1	Energy Fuels Inc. 2015 Omnibus Equity Incentive Compensation Plan
4.2	Uranerz Energy Corporation 2005 Nonqualified Stock Option Plan, as amended
5.1	Opinion of Borden Ladner Gervais
23.1	Consent of Borden Ladner Gervais (included in Exhibit 5.1)
23.2	Consent of KPMG LLP, Independent Registered Public Accountants
23.3	Consent of Roscoe Postle Associates
23.4	Consent of Chlumsky, Armbrust & Meyer LLC
23.5	Consent of Richard L. Nielsen
23.6	Consent of Terence P. McNulty
23.7	Consent of Mine Development Associates
23.8	Consent of Richard White
23.9	Consent of William E. Roscoe
23.10	Consent of Douglas H. Underhill
23.11	Consent of Thomas C. Pool
23.12	Consent of David A. Ross
23.13	Consent of Christopher Moreton
23.14	Consent of Douglas C. Peters
23.15	Consent of Peters Geosciences
23.16	Consent of BRS Engineering
23.17	Consent of Douglas L. Beahm
23.18	Consent of SRK Consulting (U.S.) Inc.
23.19	Consent of Alinco GeoServices, Inc.
23.20	Consent of M. Hassan Alief
23.21	Consent of Stuart E. Collins
23.22	Consent of Barton G. Stone
23.23	Consent of Mark B. Mathisen
23.24	Consent of Robert Michaud
23.25	Consent of Harold Roberts
23.26	Consent of Matthew P. Reilly
23.27	Consent of Stephen P. Antony
23.28	Consent of Robert L. Sandefur
23.29	Consent of Paul Tietz
23.30	Consent of Neil Prenn
23.31	Consent of Frank A. Daviess
23.32	Consent of Allan Moran
23.33	Consent of Manning Elliott, Independent Registered Public Accountants
23.34	Consent of Paul Goranson
23.35	Consent of Don R. Woody
23.36	Consent of Douglass Graves
23.37	Consent of Bruce Larson
23.38	Consent of Roth Capital Partners LLC
24.1	Power of Attorney (See Signature Pages)